UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 17, 2006

WORLD ENERGY SOLUTIONS, INC.

(Exact Name of Small Business Issuer in Its Charter)

Florida	0-25097	65-0783722
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3900A 31st Street North, St. Petersburg, Florida	33714
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 727-525-5552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act

     (17 CFR 230.425)

[  ] Soliciting material pursuant to rule 14a-12 under the Exchange Act

     (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the

     Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the

     Exchange Act (17 CFR 240.13e-4(c))

Section 1--Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 11, 2006, World Energy Solutions, Inc. (the “Company”) acquired Pure Air Technologies, Inc. (“PATI”), a subsidiary of UTEK Corporation (AMEX & LSE-AIM: UTK), in a tax-free stock-for-stock exchange.  Pursuant to the Agreement and Plan of Acquisition (the “Agreement”), the Company issued 100,000 shares of its Series A Convertible Preferred Stock to UTEK Corporation in exchange for 100% of the issued and outstanding shares of Pure Air Technologies, Inc. The Preferred Stock issued in the exchange is restricted and may only be resold pursuant to the requirements of the Securities Act of 1933.

After one year from the date of issuance of the Preferred Stock, it is convertible into shares of the Company’s common stock at the election of Utek. The Agreement provides that the Preferred stock is convertible into the number of shares of the Company’s common stock having a value of $4,050,000.00 (the agreed value of the PATI technology), based upon the previous ten (10) day average closing bid price on the date of conversion. The Preferred Stock shall bear interest at the rate of five percent (5%) per annum, compounded quarterly, based on the $4,050,000.00 agreed value of the PATI technology.

Pure Air Technologies, Inc. holds a worldwide exclusive license for a technology, developed by researchers at the University of Florida designed to help eliminate hazardous organic chemicals and microorganisms from indoor environments. The technology generates ozone within a building’s heating, ventilating and air conditioning system, eliminating organic pollutants and microorganisms, and then converts the ozone to O2 and water vapor.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Regulation SB, Item 701(a) - See response to Item 1.01 above.

Regulation SB, Item 701(c) - See response to Item 1.01 above.

Regulation SB, Item 701(d) - The Company is relying on the transaction exemption provisions of Section 4(2) of the Securities Act of 1933, as amended, to issue the unregistered shares of the Preferred Stock.  The Preferred Stock has been issued in a transaction not involving a public offering.

Regulation SB, Item 701(e) – See response to Item 1.01 above.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Agreement and Plan of Acquisition

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

(Registrant)

Dated: October 17, 2006

By: /s/ Benjamin C. Croxton

Benjamin C. Croxton

Chief Executive Officer

Chief Financial Officer